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                                                                  EXHIBIT 10.30


                   Non-Employee Director Compensation Summary

      Boston Life Sciences, Inc.'s (the "Company's") non-employee directors currently consist of: Henry Brem; Gary Frashier; William L.S. Guinness; Robert
S. Langer, Jr.; Michael J. Mullen; and John T. Preston.

      For the year ended December 31, 2006, the Company's non-employee director compensation was as follows:

                                                    Per Board and
                                                      Committee       Annual Fee Per
                           2006 Annual Retainer    Meeting Fees (2)  Committee Chaired
                           --------------------    --------------    -----------------
William L.S. Guinness (1)     $22,000                   $2,000                  -
Robert S. Langer, Jr.         $22,000                   $2,000            $10,000
Michael J. Mullen             $22,000                   $2,000            $20,000
John T. Preston               $22,000                   $2,000            $10,000

(1) The annual retainer is pro-rated for non-employee directors who were not on the Board for the full year.

(2) Board and committee fees are paid on a per meeting basis at $2,000 per meeting up to a maximum of $2,000 per day (in the case of a board and committee meeting on the same day).

      All non-employee directors are reimbursed for ordinary and reasonable expenses of attending any board or committee meetings.

      Each new non-employee director is automatically granted an option to purchase 15,000 shares of the Company's common stock ("New Director Options") upon initial election or appointment (the "Automatic Grant Date"). The exercise price of any New Director Options granted shall equal the fair market value of shares of the Company's common stock subject thereto on the Automatic Grant Date. New Director Options immediately vest as to 1/3 of the shares subject to such New Director Options with the remaining 2/3 of the shares subject to such New Director Option vesting in equal monthly installments over two years ("New Director Option Vesting").

      Each non-employee director is automatically granted an option to purchase 10,000 shares of the Company's common stock each year ("Annual Director Options"). The Annual Director Options are granted in the fourth quarter of each calendar year (the "Annual Grant Date"). The exercise price of any Annual Director Options granted shall equal the fair market value of shares of the Company's common stock subject thereto on the Annual Grant Date. Annual Director Options vest in equal monthly installments over two years ("Annual Director Option Vesting"). Newly elected non-employee directors are eligible to receive the Annual Director Options in the fourth quarter of the second calendar year of service.

      If the Company appoints a non-employee chairman, the chairman will be entitled to an annual retainer of $50,000 (in lieu of the $22,000 that is received by the other non-employee directors) and per board meeting fees of $2,000. The non-employee chairman will be automatically granted an option to purchase 30,000 shares of the Company's common stock upon appointment (in lieu of the 15,000 shares that is received by other new non-employee directors) vesting in accordance with the New Director Option Vesting. In addition, the non-employee chairman will be automatically granted an option to purchase 20,000 shares of the Company's common stock on the Annual Grant Date vesting in accordance with the Annual Director Option Vesting. The newly elected non-employee chairman is entitled to receive this annual grant in the fourth quarter of the second calendar year of service. The exercise price of any options granted to a non-employee chairman shall equal the fair market value of shares of the Company's common stock subject thereto on the grant date.